Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Douglas Ian Shaw Corporate Secretary (631) 208-2400

4 West Second Street

Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP RECEIVES EXPECTED NOTICE OF NON-COMPLIANCE FROM

NASDAQ DUE TO DELAYED FILING OF 10-Q

Riverhead, New York, August 15, 2011 — Suffolk Bancorp (NASDAQ – SUBK, “Suffolk”), today announced that, on August 11, 2011, as expected, it received a letter from NASDAQ that Suffolk was not in compliance with NASDAQ Marketplace Rule 5250(c)(1) due to Suffolk’s previously announced delay in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2011.

Previously, NASDAQ had granted Suffolk an exception until August 31, 2011 to file its delinquent Form 10-Q for the period ended March 31, 2011 (the “Initial Delinquent Filing”). As a result of this additional delinquency, Suffolk must submit an update to its original plan to regain compliance with respect to the filing requirement, including plans to file the Form 10-Q for the period ended June 30, 2011, and indicate the progress Suffolk has made towards implementing the plan submitted in connection with the Initial Delinquent Filing, no later than August 26, 2011. Any additional exception to allow Suffolk to regain compliance with all delinquent filings, will be limited to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, which is November 7, 2011.

The Company is working diligently to complete the necessary filings as soon as practicable.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: results of regulatory examinations; any failure by Suffolk to comply with our written agreement with the OCC or the individual minimum capital ratios for the Bank established by the OCC; potential litigation or regulatory action resulting from our failure to file our Forms 10-Q on time; potential delisting from NASDAQ if we are not able to come into compliance with NASDAQ rules by filing our Forms 10-Q; any need to restate financial statements for prior periods and the consequences thereof or other action which could cause management not to be able to comply with NASDAQ rules; and the potential that net charge-offs are higher than expected or previously reported.

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